WEIL, GOTSHAL & MANGES LLP
Attorneys for the Debtors
767 Fifth Avenue
New York, New York 10153
(212) 310-8000 Martin J. Bienenstock
(MB 3001) Brian S. Rosen (BR 0571)


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

-------------------------------------------- x
                                             :
In re                                        :    Chapter 11
                                             :
ENRON CORP., et al.,                         :    Case No. 01-16034 (AJG)
             -- --                           :
                                             :
                                             :    Jointly Administered
                      Debtors.               :
---------------------------------------------x

                MOTION FOR ORDER, PURSUANT TO SECTIONS 105, 361,
                  362 AND 364 OF THE BANKRUPTCY CODE, APPROVING
               REPLACEMENT POSTPETITION FINANCING AND AUTHORIZING
              CONSUMMATION OF TRANSACTIONS IN CONNECTION THEREWITH
              ----------------------------------------------------

TO THE HONORABLE ARTHUR J. GONZALEZ,
UNITED STATES BANKRUPTCY JUDGE:

          Enron Corp. ("Enron") and certain of its affiliated debtor entities, as debtors and debtors in possession (collectively, the "Debtors"), as and for their motion for an order, pursuant to sections 105, 361, 362 and 364 of Title 11 of the United States Code (the "Bankruptcy Code"), respectfully submit as follows:

                                  Jurisdiction

          1. This Court has jurisdiction to consider this Motion pursuant to 28 U.S.C. ss. 1334. This is a core proceeding pursuant to 28 U.S.C. ss. 157(b). Venue is proper before this Court pursuant to 28 U.S.C. ss.ss. 1408 and 1409.

                                   Background

          2. Commencing on December 2, 2001 (the "Petition Date") and periodically thereafter, each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code. The Debtors continue to be authorized to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

          3. Pursuant to its authority under section 1102 of the Bankruptcy Code, on December 12, 2001 and March 29, 2002, the United States Trustee for the Southern District of New York appointed the statutory committee of unsecured claimholders (the "Creditors' Committee") and the Employment-Related Issues Committee (the "Employee Committee"), respectively. The Creditors' Committee and the Employee Committee have been reconstituted from time to time.

          4. On July 11, 2003, the Debtors filed with the Court a proposed chapter 11 plan and related disclosure statement. By orders, dated January 9, 2004, the Court approved the adequacy of the information contained in the disclosure statement (as amended or modified from time to time, the "Disclosure Statement"), filed in connection with the Fifth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated January 9, 2004 (as amended or modified from time to time, the "Plan"), establishing, among other things, the time, date and place for a hearing to consider confirmation of the Plan (the "Confirmation Hearing"). The Confirmation Hearing commenced on June 3, 2004 and concluded on June 18, 2004. By order, dated July 15, 2004, and supporting findings of fact and conclusions of law entered on such date, the Court confirmed the Plan in accordance with section 1129 of the Bankruptcy Code.

                 Prior Orders Authorizing Postpetition Financing

          5. By interim order, dated December 3, 2001 (the "Interim DIP Order"), after notice and hearing, the Court authorized the Debtors to enter into, on an interim basis, that certain Revolving Credit and Guaranty Agreement, dated as of December 3, 2001, by and among Enron and Enron North America Corp. ("ENA"), as borrowers, each of the direct or indirect Debtor subsidiaries of Enron and ENA party thereto, as guarantors (the "Guarantors"), JPMorgan Chase Bank ("JPMCB") and Citicorp USA, Inc. ("Citicorp"), as co-administrative agents, Citicorp, as paying agent, JPMCB, as collateral agent, and the lenders party thereto (the "DIP Lenders"), as lenders, and scheduled a final hearing to consider issuance of a final order.

          6. By order, dated July 2, 2002, after notice and hearing, the Court authorized the Debtors to enter into that certain Amended and Restated Revolving Credit and Guaranty Agreement, dated as of July 10, 2002 (the "Amended DIP Credit Agreement"), by and among Enron, as borrower, the Guarantors, Citicorp and JPMCB, as agents, and the DIP Lenders. By order, dated May 8, 2003, after notice and hearing, the Court authorized the Debtors to enter into that certain Second Amended and Restated Revolving Credit and Guaranty Agreement, dated as of May 9, 2003 (together with all attachments, amendments, extensions and other documents related thereto, the "Second Amended DIP Credit Agreement"), by and among Enron, as borrower, the Guarantors, Citicorp and JPMCB, as agents, and the DIP Lenders.

          7. Prior to the expiration of the Second Amended DIP Credit Agreement, and in order to provide a continuation of postpetition financing available to the Debtors, the Debtors determined, in the exercise of their sound business judgment, to extend their postpetition credit facility through September 3, 2004. The Debtors and the DIP Lenders also mutually agreed that, absent extraordinary circumstances, such extension would be the final extension of the facility.

By order, dated May 13, 2004, after notice and hearing, the Court authorized the Debtors to enter into that certain Amendment No. 2 to Second Amended and Restated Revolving Credit and Guaranty Agreement (the "Extension Agreement"), dated as of May 5, 2004, which provided for, among other things, the agreed upon extension.

          8. As noted above, the Second Amended DIP Credit Agreement is scheduled to terminate on September 3, 2004. As of the date hereof, approximately $21 million in letters of credit in the aggregate are outstanding pursuant to the Second Amended DIP Credit Agreement. Moreover, all letters of credit issued under the Second Amended DIP Credit Agreement will expire on or before August 23, 2004, and can be drawn upon as early as the middle of August 2004. Absent replacement of the letters of credit issued and outstanding under the Second Amended DIP Credit Agreement, events of default may occur in the Debtors' underlying contractual agreements and create substantial risks for the Debtors.

                            Replacement DIP Agreement

          9. In order to obtain replacement financing on the best terms possible, the Debtors have made inquiries with certain financial institutions with the capacity and experience to provide the financing required by the Debtors. After various inquiries and preliminary discussions, it became apparent that the Debtors would be unable to obtain their necessary financing with a proposed lender on substantially better terms by offering any such proposed lender solely an administrative expense claim or a junior lien. On the other hand, the Debtors determined that Wachovia Bank National Association ( "Wachovia" or "Bank") could provide the Debtors with their required replacement financing on substantially better terms than the Debtors' current financing facility or any other proposed financing from alternative institutions. Consequently, the Debtors, in the exercise of their business judgment, focused their efforts on negotiating with Wachovia to issue letters of credit on a secured basis in order to provide the Debtors' postpetition financing through a replacement letter of credit facility.

          10. The Debtors have engaged in good faith, arm's-length negotiations with Wachovia to provide a replacement of postpetition financing to the Debtors on the terms and subject to the conditions set forth substantially in (i) the form of the Application and Agreement for Irrevocable Standby Letter of Credit (each, a "Replacement DIP Agreement"), a copy of which is annexed hereto as Exhibit "A," by and among Enron, as applicant (the "Applicant"), certain direct or indirect subsidiaries of Enron, as co-applicants (each a "Co-Applicant") and Wachovia, (ii) the form of the Security Agreement (each a "Security Agreement"), a copy of which is annexed hereto as Exhibit "B" and (iii) the fee reimbursement letter by and between Enron and Shearman & Sterling LLP, as counsel to Wachovia, dated July 13, 2004 (the "Fee Reimbursement Letter"), a copy of which is annexed hereto as Exhibit "C." A copy of the proposed order approving the form of Replacement DIP Agreement, Security Agreement and Fee Reimbursement Letter is annexed hereto as Exhibit "D" (the "Order," and together with each Replacement DIP Agreement, the Security Agreement and the Fee Reimbursement Letter, the "DIP Financing Documents").

          11. Notably, pursuant to the DIP Financing Documents, the liens granted to Wachovia are restricted solely to the cash collateral deposited in respect of the replacement letters of credit. Moreover, while the letter of credit fee is calculated at rate per annum equal to 0.5% on the stated amount of the letter of credit, the Debtors are no longer obligated to pay any commitment fees (since the Replacement DIP Agreement is uncommitted) and, because the Replacement DIP Agreement with Wachovia replaces the

Debtors' current financing facility, the Debtors are not obligated to pay any extension fee with respect to the Second Amended DIP Credit Agreement.

          12. The salient provisions of the DIP Financing Documents are as follows:/1

          (a)  Applicant. Enron

          (b) Co-Applicants. It is expected that letters of credit will be issued for the benefit of a direct or indirect subsidiary of the Applicant. Each such entity will be a Co-Applicant, jointly and severally liable with the Applicant for the reimbursement obligations in connection with such letter of credit, but not otherwise.

          (c)  LC Issuer. Wachovia

          (d) Availability. Enron will submit a Replacement DIP Agreement and execute a Security Agreement to Wachovia for each letter of credit requested by Enron; and, in any event, the aggregate face amount of all letters of credit under the DIP Financing Documents shall not exceed $25,000,000.

          (e) Term. One year term, with extension upon agreement of Applicant and Bank.

          (f) Purpose. The letters of credit shall be used solely to support general administrative and operating expenses of the Applicant and the Co-Applicants.

          (g) Collateral. Enron or Co-Applicant shall place cash or cash equivalents in an amount equal to 110% of the face amount of each letter of credit in a separate deposit account maintained at the offices of Bank as cash collateral for its obligations under each letter of credit issued under the DIP Financing Documents.

          (h) Priority and Liens. All obligations pursuant to and as more fully described in the DIP Financing Documents (including, without limitation, under the definition of "Obligations" in the Replacement DIP Agreement) shall be super-priority administrative expense claims pursuant to section 364(c)(1) of the Bankruptcy Code, having priority over all administrative expenses of the kind described in sections 503(b) and 507(b) of the Bankruptcy Code, and shall be secured by a perfected first-priority lien pursuant to section 364(c)(2) of the Bankruptcy Code on the Collateral (referenced in this Motion's sub-paragraph 12(g), immediately above).

          (i) Conditions Precedent. It is a condition precedent to the effectiveness of each Replacement DIP Agreement and all agreements related thereunder,

--------
1/ This summary is qualified in its entirety by reference to the provisions of the DIP Financing Documents, including all related documents thereunder. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the DIP Financing Documents.

               including the DIP Financing Documents, that the form of Replacement DIP Agreement, annexed hereto as Exhibit "A," and all agreements related thereunder shall be approved and the DIP Order entered by the Bankruptcy Court.

          (j)  Commitment Fees. There is no commitment fee.

          (k) Letter of Credit Fees. With respect to each Letter of Credit, the Applicant will pay (i) to Bank, a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at rate per annum equal to 0.5% on the stated amount of such Letter of Credit and (ii) customary issuance, amendment and processing fees and expenses with respect to each Letter of Credit.

          (l) Other Provisions. The DIP Financing Documents provide for certain claims against the Bank, waivers, exculpations, events of default and other provisions, all as more fully set forth therein.

          13. In the event the Debtors or the Reorganized Debtors (as defined in the Plan), as the case may be, determine, in the exercise of their business judgment, and Wachovia agrees, to extend the term of a letter of credit issued pursuant to the Replacement DIP Agreement, the Debtors may take all such action as may be necessary to effectuate such extension without further Court approval.

           Transition From Existing Financing to Replacement Financing

          14. The Debtors are coordinating with both the DIP Lenders and Wachovia to ensure an effective transition from the existing financing facility with the DIP Lenders to the proposed replacement financing facility with Wachovia. Prior to the satisfaction of the letter of credit reimbursement and other obligations (other than unmatured indemnification and expense reimbursement obligations) and the termination of commitments under the Second Amended DIP Credit Agreement (the date of such satisfaction and termination, the "Existing DIP Termination Date"), the DIP Lenders will release any liens granted to them pursuant to the Second Amended DIP Credit Agreement solely in respect of $25 million in cash necessary for the Debtors to provide the Collateral to Wachovia pursuant to the DIP Financing Documents; provided, however, all other priorities and liens on collateral (other than the Collateral) granted to the DIP Lenders, and obligations owed by the Debtors, pursuant to the Second Amended DIP Credit Agreement shall remain in effect until termination of the Second Amended DIP Credit Agreement. Wachovia will be granted such priority and liens as provided by the Debtors pursuant to the DIP Financing Documents and, subject to the satisfaction of the conditions precedent to effectiveness, Wachovia will issue the letters of credit pursuant to the DIP Financing Documents. Upon the occurrence of the Existing DIP Termination Date, all remaining liens on the assets of the Debtors in favor of the DIP Lenders pursuant to the Second Amended DIP Credit Agreement will be released. In connection with continuing cash management services provided by JPMCB, the Debtors will grant JPMCB liens on certain cash which liens shall not attach to the Collateral referenced in this Motion's sub-paragraph 12(g))./2

                                Relief Requested

15. By this Motion, the Debtors request authorization to enter into the DIP Financing Documents to provide replacement postpetition financing pursuant to sections 105, 361, 362, 364(c)(1) and 364(c)(2) of the Bankruptcy Code.

                            Proposed Replacement DIP
                         Agreement Should Be Authorized

          16. The Debtors have evaluated their financing needs, as well as those of Enron's non-debtor subsidiaries, and determined that it is in their best interests to replace the letters of credit outstanding under the Second Amended DIP Credit Agreement, subject to the terms of the Replacement DIP Agreement. The agreement negotiated between the Debtors and Wachovia will enable the Debtors and their non-debtor affiliates to replace the financing

--------
2 As of this writing, the Debtors and the DIP Lenders are in the process of finalizing the terms and conditions to (i) satisfy the obligations and terminate the commitments pursuant to the Second Amended DIP Credit Agreement and (ii) provide for certain liens in respect of continuing cash management and treasury services provided by JPMCB. Certain of those terms and conditions, having been agreed to in principle, are included in the proposed Order annexed hereto.

required by the Debtors and manage their assets and operate their estates in an orderly and reasonable manner during the term of the Replacement DIP Agreement for the benefit of all parties in interest.

          17. During the course of the Debtors' chapter 11 cases, the Debtors have been managing their assets and operations to maximize value to the estates, and, all the while, developing and progressing toward the confirmation of the Plan. The availability of letters of credit pursuant to the DIP Financing Documents will provide the Debtors with the ability to continue to do so in a reasonable manner. Conversely, if the Debtors are unable to obtain the replacement financing, they may have trouble managing or even maintaining certain of their operations which would have a negative impact on the value of the Debtors' estates, to the detriment of all parties in interest.

          18. The terms and conditions of the DIP Financing Documents are fair and reasonable, and were negotiated by the parties in good faith and at arm's length. Accordingly, Wachovia, pursuant to the DIP Financing Documents, should be accorded the benefits of section 364(e) of the Bankruptcy Code in respect of the DIP Financing Documents.

          19. To the extent that the Debtors or their non-debtor affiliates have any claim against Wachovia or any of its affiliates, no such claims may be offset against or be asserted as a basis for non-payment of any amounts owed to Wachovia and its affiliates under the DIP Financing Documents.

          20. The Debtors are unable to obtain unsecured credit or debt allowable as an administrative expense under section 503(b)(1) of the Bankruptcy Code in an amount sufficient and readily available to maintain ongoing operations. Nor have the Debtors been able to obtain postpetition financing on terms more favorable than those proposed herein, although they have attempted to do so. Also, as noted above, the Debtors and JPMCB are working together to agree to terms and conditions to continue the cash management and treasury services provided by JPMCB since the Debtors would be unable to obtain new cash management and treasury services without incurring substantial expense and burden. Absent approval of the DIP Financing Documents, the orderly management and operations of the Debtors' assets and estates and the Debtors' need for ongoing business operations to maximize value for all creditors in the management and resolution of such assets will be compromised. In these circumstances, the granting of the relief requested by this Motion is warranted.

                                     Notice

          21. No trustee has been appointed in these chapter 11 cases. Notice of this Motion has been given in accordance with the Court's Second Amended Case Management Order Establishing, Among Other Things, Noticing, Electronic Procedures, Hearing Dates, Independent Website and Alternative Methods of Participation at Hearings, dated December 17, 2002. The Debtors submit no other notice need be given.

          22. Pursuant to Local Bankruptcy Rule for the Southern District of New York 9013-1(b), because there are no novel issues of law presented herein, the Debtors respectfully request that the Court waive the requirement that the Debtors file a memorandum of law in support of this Motion.

          23. Except as noted above, no previous motion for the relief sought herein has been made to this or any other Court. WHEREFORE the Debtors respectfully request that the Court enter the Order granting the relief requested herein and such other and further relief as may be just.

Dated:  New York, New York
        July 19, 2004

                                    By:     /s/ Brian S. Rosen
                                           ------------------------------------
                                           Martin J. Bienenstock (MB 3001)
                                           Brian S. Rosen (BR 0571)
                                           Melanie Gray
                                           Martin A. Sosland
                                           Weil, Gotshal & Manges LLP
                                           767 Fifth Avenue
                                           New York, New York 10153
                                           Telephone:  (212) 310-8000
                                           Facsimile:  (212) 310-8007

                                           ATTORNEYS FOR DEBTORS AND
                                           DEBTORS IN POSSESSION

                                   EXHIBIT "A"


                          Application and Agreement for Irrevocable Standby Letter of Credit

                                  TO: Wachovia Bank, National Association ("Bank")

Please TYPE information in the fields below. We reserve the right to return illegible applications for clarification.
----------- ---------------------------- ----------------------------------------------------------------------------
  Date:                                  The undersigned Applicant hereby requests Bank to issue and transmit by:
                                           [ ] Overnight Carrier  [ ] Teletransmission  [ ] Mail  [ ] Other:

                                         Explain

----------- ----------------------------
L/C No.                                  an Irrevocable Standby Letter of Credit (the "Credit") substantially as set forth below.  In issuing the Credit, Bank is  expressly
            (Bank Use Only)              authorized to make such changes from the terms hereinbelow set forth as it, in its sole discretion, may deem advisable.
----------- ---------------------------- ----------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

 Applicant (Full Name & Address)                     Advising Bank (Designate name & address only if desired)




---------------------------------------------------- ----------------------------------------------------------------

Beneficiary (Full Name & Address)                    Currency and Amount in Figures:





                                                     Currency and Amount in Words:


                                                     Expiration Date:
---------------------------------------------------------------------------------------------------------------------
Charges:  Wachovia's charges are for our account; all other banking charges are to be paid by beneficiary.
---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Credit to be available for payment against Beneficiary's draft(s) at sight drawn on Bank or its correspondent at
Bank's option accompanied by the following documents:

[  ]   Statement, purportedly signed by the Beneficiary, reading as follows (please state below exact wording to appear on the statement):








[  ]   Other Documents







[  ]   Special Conditions (including, if Applicant has a preference, selection of UCP as herein defined or
       ISP98 as herein defined.)








[  ]   Issue substantially in form of attached specimen. (Specimen must also be signed by applicant.)







------ --------------------------------------------------------------------------------------------------------------


                                                               -1
                                                          Standby.doc





---------------------------------------------------------------------------------------------------------------------

Complete only when the Beneficiary (Foreign Bank, or other Financial Institution) is to issue its undertaking based on this Credit.

[   ] Request Beneficiary to issue and deliver their (specify type of undertaking) _________ in favor of ________
      for an amount not exceeding the amount specified above, effective immediately relative to (specify contract number or other pertinent reference) ____________ to expire on _______________. (This date must be at least
      15 days prior to expiry date indicated above.) It is understood that if the Credit is issued in favor of any bank or other financial or commercial entity which has issued or is to issue an undertaking on behalf of the Applicant of the Credit in connection with the Credit, the Applicant hereby agrees to remain liable under this Application and Agreement in respect of the Credit (even after its stated expiry date) until Bank is released by such bank or entity.
----- ----------------------------------------------------------------------------------------------------------------

Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include letter of credit accounts.

Each Applicant signing below affirms that it has fully read and agrees to this Application and the attached Continuing Letter of Credit Agreement. In consideration of the Bank's issuance of the Credit, the Applicant agrees to be bound by the agreement set forth in this and in the following pages (even if the following pages are not attached to the Application) delivered to the Bank.
(Note: If a bank, trust company, or other financial institution signs as Applicant or joint and several co-Applicant for its customer, or if two
Applicants jointly and severally apply, both parties sign below). Documents may be forwarded to the Bank by the beneficiary, or the negotiating bank, in one mail. Bank may forward documents to Applicant's customhouse broker, or Applicant if specified above, in one mail. Applicant understands and agrees that this Credit will be subject to the Uniform Customs and Practice for Documentary
Credits of the International Chamber of Commerce currently in effect, and in use by Bank ("UCP") or to the International Standby Practices of the International
Chamber of Commerce, Publication 590 or any subsequent version currently in effect and in use by Bank ("ISP98").

Each Applicant signing below hereby agrees and authorizes this application to be processed as a joint and several application for credit. The Applicants executing below intend to apply for joint and several credit.
         ----------------------------------------------------- ---- ----------------------------------------------------


         ----------------------------------------------------- ---- ----------------------------------------------------
         ----------------------------------------------------- ---- ----------------------------------------------------
                  (Print or type name of Applicant)                        (Print or type name of Co-Applicant)
         ----------------------------------------------------- ---- ----------------------------------------------------

         ----------------------------------------------------- ---- ----------------------------------------------------
                              (Address)                                                  (Address)
         ----------------------------------------------------- ---- ----------------------------------------------------

         ----------------------------------------------------- ---- ----------------------------------------------------

         ----------------------------------------------------- ---- ----------------------------------------------------
                     Authorized Signature (Title)                              Authorized Signature (Title)
         ----------------------------------------------------- ---- ----------------------------------------------------

         ----------------------------------------------------- ---- ----------------------------------------------------
                     Authorized Signature (Title)                              Authorized Signature (Title)

         ----------------------------------------------------- ---- ----------------------------------------------------

         Customer Contact: ___________                                     Phone No.: _______________

         ----------------------------------------------------------------- ---------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                BANK USE ONLY
                   NOTE : Application will NOT be processed if this section is not complete
---------------------------------------------------------------------------------------------------------------
Approved (Authorized Signature)                             Date:

----------------------------------------------------------- ----------------- ---------------------------------
Approved (Print name and title)                             City:

----------------------------------------------------------- ----------------- ---------------------------------
Customer                   Borrower                         Telephone:
SIC Code:                  Default Grade:
-------------- ----------- --------------- ---------------- ----------------- ---------------------------------
      Charge DDA #              Fee:            RC #:         CLAS Bank #             CLAS Obligor #:
-------------------------- --------------- ---------------- ----------------- ---------------------------------

-------------------------- --------------- ---------------- ----------------- ---------------------------------

---------------------------------------------------------------------------------------------------------------
Other (please explain):


---------------------------------------------------------------------------------------------------------------


                                                               -2
                                                          Standby.doc




 (Attached are the Irrevocable Standby Letter of Credit Agreement Terms and Conditions.)





                                                               -3
                                                          Standby.doc


                      CONTINUING LETTER OF CREDIT AGREEMENT

In consideration of the Bank (as defined below) in its discretion issuing from time to time letters of credit whether documentary or standby and all amendments thereto (hereinafter each individually, and all collectively called the "Credit") substantially in accordance with an Application (as defined below) for a Credit tendered to the Bank the undersigned (hereinafter, individually and collectively, the "Applicant") agrees:

1. Definitions. As used herein: (A) "Agreement" means each Application by the Applicant for a Credit and this Continuing Letter of Credit Agreement, as each may be modified; (B) "Application" means, if Applicant uses electronic communication facilities to apply for or instruct the Bank as to the contents of a Credit, information sufficient to enable the Bank to prepare and issue or amend a Credit for Applicant's account transmitted by electronic message (which may, but need not, be computer generated), including facsimile, directed to the Bank by Applicant using such identification codes, passwords, and other security procedures as the Bank and Applicant may agree are commercially reasonable from time to time; or a written and signed application with sufficient information delivered to the Bank to enable it to prepare and issue or amend a Credit for Applicant's account; (C) "Bank" means Wachovia Bank, National Association [Wachovia Bank of Delaware, National Association] and all of its branches, whether in the United States or foreign and any of Bank's affiliates that issue letters of credit; Applicant authorizes and directs the Bank to select the branch or affiliate which will issue or process any Credit; and for the purposes of Sections4, 7 and 9, "Bank" includes correspondents of Bank; (D) "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. ss. 101, et seq. ; (E) "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction over the Cases from time to time; (F) "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to close at the place where Bank is obligated to honor a presentation or otherwise act under the Credit or this Agreement; (G) "Cases" means the cases under chapter 11 of the Bankruptcy Code of the Applicant and certain of its affiliates pending in the Bankruptcy Court; (H) "Collateral" means (i) that certain account pledged to and maintained at the Bank together with all investment property, financial assets, cash, equity interests, instruments, and/or general intangibles held in or credited to the accounts all as more fully described in the Security Agreements and (ii) all proceeds and products of the foregoing, now or later existing; (I) "Draft" means any draft (sight or time), receipt, acceptance, cable, SWIFT or other written demand for payment; (J) "Event of Default" means (i) failure to pay or perform any of the Obligations when due; (ii) termination of Applicant's existence;
(iii) institution of any proceeding under any law relating to bankruptcy, insolvency or reorganization by or against any Applicant, or the appointment of a receiver or similar official for Applicant or any of Applicant's property, in each case other than Enron Corp.; (iv) a change in control of Applicant other than pursuant to a Bankruptcy Court confirmed plan of reorganization of Enron Corp.; (v) attachment or restraint of or other legal process against the Collateral ; (vi) any statement to Bank made by Applicant or on its behalf is materially incorrect or misleading; (vii) Applicant's failure to pay any tax when due, except to the extent the same is being contested in good faith through appropriate proceedings diligently conducted and with appropriate reserves set aside; (viii) any default or event of default under the Security Agreement; (ix) any of the Cases shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code or any party shall file a motion or other pleading seeking the dismissal of any of the Cases under Section 1112 of the Bankruptcy Code or otherwise and such motion or pleading shall be granted by the Bankruptcy Court; a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) (other than the examiner appointed as of the date of the Order) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases and the order appointing such trustee, responsible officer or examiner shall not be reversed or vacated within 30 days after the entry thereof; (x) an application shall be filed by any Applicant for the approval of any Superpriority Claim in any of the Cases which is pari passu with or senior to the claims of the Bank, or there shall arise or be granted any such pari passu or senior Superpriority Claim; (xi) the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on the Collateral; (xii) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying for a period in excess of 10 days, vacating or otherwise modifying the Order]; (xiii) the Obligations shall at any time fail to be secured by a perfected lien on the Collateral in the priority provided in the Order; or (xiv) if there is more than one party as Applicant, the occurrence of any of the foregoing regarding any one, some, or all of such parties; (K)" Order" means the order approving the DIP Financing Documents (as defined in the Order) and granting the Superpriority Claim status and the liens described in the Order, which Order (i) shall have been entered upon an application or motion of the reasonably satisfactory in form and substance to the Bank, on such prior notice to such parties as may in each case be reasonably satisfactory to the Bank, (ii) shall authorize extensions of credit in amounts satisfactory to the Bank, (iii) shall approve the payment by the Applicant of all of the fees referred to herein, (iv) shall be in full force and effect, and
(v) shall not have been stayed, reversed, modified or amended in any respect; and, if the Order is the subject of a pending appeal in any respect, neither the issuance of the Credit nor the performance by any of the Applicants of any of their respective Obligations hereunder or under the Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal; (M) "Good Faith" means honesty in fact in the conduct or transaction concerned; (N) "ISP 98" means the International Standby Practices, International Chamber of Commerce ("ICC") Publication No. 590,; (O) "Obligations" means all obligations of any, some or all of parties comprising the Applicant to Bank now or hereafter existing under the Agreement or otherwise; (P) "Prime Rate" means that changing rate of interest announced publicly from time to time by Bank as its Prime Rate; (Q)"Superpriority Claim" shall mean a claim against any Applicant in any of the Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any section of the Bankruptcy Code (including, without limitation, section 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c)
and/or 726 thereof), whether or not such claim or expenses may become secured by a judgment lien or other non-consensual lien, levy or attachment (R) "Security Agreements" means the security agreements executed and delivered to the Bank on even date herewith by each Applicant to secure all Obligations; and (S) "UCP" means the Uniform Customs and Practice for Documentary Credits, ICC Publication Number 500,. Terms not defined herein will, if defined therein, have the same meaning as given in the Uniform Commercial Code as amended from time to time.



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2. Applicant's Reimbursement of Bank: (A) Applicant shall pay Bank on demand in immediately available funds (in United States currency) (i) the amount of each Draft drawn or purporting to be drawn under the Credit (whether drawn before or on the expiry date stated in the Credit); provided that if the Credit provides for acceptance of a time draft or incurrence of a deferred payment obligation, reimbursement shall be due sufficiently in advance of its maturity to enable the Bank to arrange for its cover in same day funds to reach the place where it is payable no later than the date of its maturity; (ii) any amount by which Bank's cost of payment under the Credit exceeds the amount paid by Applicant; (iii) interest on all amounts not paid when due at a fluctuating rate per annum equal to the Prime Rate plus 2%, but in no event at an interest rate exceeding the highest rate permitted by applicable law. (B) Foreign Currency. If the Draft is payable in other than U.S. currency, Applicant will pay Bank the amount in U.S. currency from Bank at Bank's current selling rate of exchange for delivery to the place of payment in the currency and amount in which such Draft was drawn. If there is no current selling rate of exchange generally offered by Bank for effecting such payment, Applicant will pay Bank on demand an amount equal to the Bank's actual cost of settlement of its obligations. (C) Fees Costs and Expenses. Applicant will pay Bank (i) fees in respect of the Credit at such rates and times as Applicant and Bank may agree in writing or, in the absence of such an agreement, in accordance with Bank's standard fees then in effect (including, if applicable, application fees, issuance fees, maintenance fees, amendment fees, drawing fees, discrepancy fees, acceptance or deferred payment obligation fees, transfer fees and assignment of letter of credit proceeds fees); and (ii) on demand, all costs and expenses that Bank incurs in connection with the Credit or this Agreement, including (a) reasonable attorneys' fees and disbursements and other dispute resolution expenses to protect or enforce Bank's rights or remedies under or in connection with the Credit, this Agreement or any separate security agreement, guaranty or other agreement or undertaking supporting this Agreement or to respond to any notice of forgery, fraud, abuse or illegality in connection with this Agreement, the Credit, any presentation under the Credit or any transaction underlying the Credit (including an active defense by Bank in any action in which an injunction is sought or obtained against presentation or honor), (b) costs and expenses in connection with any requested amendment to or waiver under the Credit or this Agreement, (c) costs and expenses in complying with any governmental exchange, currency control or other laws, rules or regulations of any country now or hereafter applicable to the purchase or sale of, or dealings in, foreign currency, (d) any stamp taxes, recording taxes, or similar taxes or fees payable in connection with the Credit or this Agreement, and (e) any adviser, confirmer, or other nominated person fees and expenses that are chargeable to Applicant or Bank. (D) Increased Costs and Taxes. Applicant shall pay Bank on demand increased costs or Bank's reduction in yield from any new or changed reserve, capital, special deposit, tax, insurance or other requirement or guideline affecting the Bank's or its parent's contingent or absolute rights or obligations under or in connection with this Agreement or any Credit provided the Bank acts reasonably to avoid or minimize the increased costs or reduction in the yield and computes the same on a reasonable basis. Bank agrees to promptly, but in any event within 60 days after the imposition of any such increased cost, give notice to Applicant of such increase; provided however, the failure to give such notice shall not relieve Applicant from its obligation to reimburse Bank. Applicant agrees that all payments hereunder shall be made without withholding, deduction or set-off and shall be made free and clear of taxes other than federal and state income and franchise taxes imposed on the Bank. (E) Automatic Debit for Payment. Applicant authorizes Bank to debit any of Applicant's collateral accounts established under this Agreement or under the Security Agreements, at Bank for any payments due under this Agreement. The pledgor of the Collateral account and the Applicant further certify that the pledgor holds legitimate ownership of this account and preauthorizes this debit as part of its ownership rights. (F) Payments without Bankruptcy Court Approval. Upon the maturity (whether by the acceleration or otherwise) of any of the obligations of the Applicant hereunder, the Bank shall be entitled to immediate payment of such obligations, and to enforce the remedies provided for hereunder, without further application to or order by the Bankruptcy Court.



3. Independence; Applicant Responsibility. Applicant is responsible for preparing or approving the text of the Credit as issued by Bank and as received by any Beneficiary, including responsibility for any terms and conditions thereof that are ineffective, ambiguous, inconsistent, unduly complicated, or reasonably impossible to satisfy. Applicant's ultimate responsibility for the final text shall not be affected by any assistance Bank may provide such as drafting or recommending text or by Bank's use or refusal to use text submitted by Applicant. Bank does not represent or warrant that the Credit will satisfy Applicant's requirements or intentions. Applicant is responsible for the suitability of the Credit for Applicant's purposes. Applicant will examine the copy of the Credit, and any other documents sent by Bank in connection with the Credit, and shall notify Bank of any non-compliance with Applicant's instructions, or other irregularity, within 3 Business Days after Applicant receives any of such documents (the "Required Time"); provided, however, if the end of the Required Time falls on a weekend or Bank holiday, the deadline shall be extended to the end of the next Business Day. Applicant's failure to give timely and specific notice during the Required Time of objection shall automatically waive Applicant's objection, authorize or ratify Bank's action or inaction, and preclude Applicant from raising the objection as a defense or claim against Bank

4. Claims Against Bank; Waivers; Exculpations; Limitations of Liability, Ratification; Accounting. (A) Applicant's Obligations shall be irrevocable and unconditional and performed strictly in accordance with the terms of this Agreement, irrespective of: (i) any change or waiver in the time, manner or place of payment of or any other term of the Obligations (including any release) of any other party who, if applicable, has guaranteed or is jointly and severally liable for any of the Obligations or granted any security therefore;
(ii) any exchange, change or release of any Collateral or other collateral (including any failure of Bank to perfect any security interest therein), for any of the Obligations, (iii) any presentation under the Credit being forged, fraudulent or any statement therein being untrue or inaccurate, (iv) any agreement by Bank and any Beneficiary extending or shortening Bank's time after presentation to examine documents or to honor or give notice of discrepancies provided conforming documents are presented on or prior to the expiry date of the Credit. (B) Without limiting the foregoing, it is expressly agreed that the Obligations of Applicant to reimburse or to pay Bank pursuant to this Agreement will not be excused by ordinary negligence, gross negligence, wrongful conduct or willful misconduct of Bank. However, the foregoing shall not excuse Bank from liability to Applicant in any independent action or proceeding brought by Applicant against Bank following such reimbursement or payment by Applicant to the extent of any unavoidable direct damages suffered by Applicant that are caused directly by Bank's gross negligence, willful misconduct or material breach of this Agreement; provided that (i) Bank shall be deemed to have acted with due diligence and reasonable care if it acts in accordance with standard letter of credit practice of commercial banks located in the place that the Credit is issued; and (ii) Applicant's aggregate remedies against Bank for wrongfully honoring a presentation or wrongfully retaining honored documents shall in no event exceed the aggregate amount paid by Applicant to Bank with respect to the honored presentation, plus interest. (C) Without limiting any other


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


provision of the Agreement, Bank and, as applicable, its correspondents: (i) may rely upon any oral, telephonic, telegraphic, facsimile, electronic, written or other communication believed in good faith to have been authorized by Applicant, whether or not given or signed by an authorized person, provided that the Bank complies with the security procedures agreed to between Bank and Applicant; (ii) shall not be responsible for any acts or omissions by, or the solvency of, any Beneficiary, any nominated person or any other person; (iii) May honor any presentation or drawing under the Credit that appears on its face to comply with the terms and conditions of the Credit; (iv) (a) may permit partial shipment under the Credit, except as otherwise expressly stated in the Credit, and may honor the relative Drafts without inquiry regardless of any apparent disproportion between the quantity shipped and the amount of the relative Draft and the total amount of the Credit and the total quantity to be shipped under the Credit, and (b) if the Credit specifies shipments in installments within stated periods and the shipper fails to ship in any designated period, shipments of subsequent installments may nevertheless be made in their respective designated periods, and the relative Drafts may be honored; (v)may disregard any requirement of the Credit that presentation be made to it by a particular time of day (but not any requirement for presentation by a particular day) or that notice of dishonor be given in a particular manner, and Bank may amend or specify any such requirement in the Credits; (vi) may accept as a draft any written or electronic demand or request for payment under the Credit, even if nonnegotiable or not in the form of a draft,; (vii) may discount or authorize the discount of any accepted draft or deferred payment obligation incurred under any Credit; (viii) may honor, before or after its expiration, a previously dishonored presentation under the Credit, (if originally presented prior to its expiration) whether pursuant to court order, to settle or compromises any claim that is wrongfully dishonored or otherwise, and shall be entitled to reimbursement to the same extent (if any) as if it had initially honored plus reimbursement of any interest paid by it; (ix) may honor, upon receipt, any drawing that is payable upon presentation of a statement advising negotiation or payment (even if such statement indicates that a draft or other document is being separately delivered) and shall not be liable for any failure of any Draft or document to arrive or to conform with the Draft or document referred to in the statement or any underlying transaction; (x) may retain proceeds of the Credit based on an apparently applicable attachment order or blocking regulation; (xi) may select any branch or affiliate of Bank or any other bank to act as advising, transferring, confirming and/or nominated bank under the law and practice of the place where it is located; (xii) shall not be responsible for any other action or inaction taken or suffered by Bank or its correspondents under or in connection with the Credit, with any presentation thereunder or with any Collateral, if required or permitted under any applicable domestic or foreign law or letter of credit practice. Examples of laws or practice that may be applicable, depending upon the terms of the Credit and where and when it is issued, include the UCC, the Uniform Rules for Demand Guarantees ("URG") the UCP, the ISP, published rules of practice, applicable standard practice of banks that regularly issue letters of credit, and published statements or interpretations on matters of standard bank practice. (D) Applicant's taking control, possession or retention of any documents presented under or in connection with the Credit (whether or not the documents are genuine) or of any Property for which payment is supported by the Credit, shall ratify Bank's honor of the documents and preclude Applicant from raising a defense, set-off or claim with respect to Bank's honor of the documents. (E) Neither Bank nor any of its correspondents shall be liable in contract, tort, or otherwise, for any punitive, exemplary, consequential, indirect or special damages. Any claim by Applicant under or in connection with this Agreement or the Credit shall be reduced by an amount equal to the sum of (i) the amount (if any) saved by Applicant as a result of the breach or other wrongful conduct complained of; and
(ii) the amount (if any) of the loss that would have been avoided had Applicant taken all reasonable steps to mitigate any loss, including by enforcing its rights in the transaction(s) underlying the Credit, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Bank to effect a cure.

5. Security Agreement. On even date herewith, each Applicant has executed and delivered to the Bank a Security Agreement granting to the Bank a security interest in the collateral therein described. It is a condition precedent to the effectiveness of this Agreement that such Security Agreements shall have been approved by the Bankruptcy Court pursuant to an order acceptable to the Bank.

6. Communications. (A) Internet. Applicant may electronically initiate the issuance and amendment of any Credit and retrieve or send information about any outstanding Credit by accessing an internet site maintained by the Bank (the "Web Site") through Applicant's computer equipment and web browser software. Applicant is responsible to provide its own computer equipment and web browser software and shall be responsible for all acquisition, installation, repair and maintenance costs associated therewith. Applicant shall select its own internet service provider. Applicant shall comply promptly with all instructions on the Web Site governing its use and the security measures to be maintained in connection with its use. Applicant authorizes the Bank to receive data and act upon Applicant's requests which Bank receives over the Web Site. Applicant agrees that Bank may rely on the authenticity and accuracy of messages and information received by Bank on the Web Site purporting to be from the Applicant. Applicant agrees: (i) to protect all assigned operator identification passwords and accepts full responsibility for any compromise of security;(ii) to limit access to the Web Site to those persons authorized by Applicant through the use of security procedures implemented and enforced by the Applicant; (iii) accurately to input any data fields necessary to initiate, release or cancel any transaction; (iv) to access the Web Site as often as necessary consistent with Applicant's business activities it conducts on the Web Site, which may be daily, and retrieve and review outstanding Credit detail reports; and (v) to notify the Bank promptly of any error or defect in the report. Applicant acknowledges and understands that the instructions sent by it through the internet to the Bank and the information retrieved by the Applicant from the Web Site through the internet will be encrypted, but that such encryption is not completely secure and is not free from errors, poor transmissions, interception, forgery, viruses, tampering, destruction, deciphering or other delay or casualty. The Bank shall not be liable for any loss, claim or liability, cost or expense arising from:
(a) any of the foregoing; (b) failure of any internet service provider to provide its services; (c) failure of communications media, legal restrictions;
(d) act of God, fire or other catastrophe, computer failure or any other cause or circumstance beyond the Bank's control; (e) any unauthorized person's use of or access to the Web Site; or (f) failure of Applicant to report errors or defects promptly. (B) Electronic Systems. Applicant may desire to transmit and receive by means of facsimile, open internet communication, or other unguarded electronic communications (hereinafter collectively the "electronic systems") Applications and other paper-writings to or from the Bank. To induce the Bank to accept communication via electronic systems, Applicant shall: i) ensure that its officers, agents and employees, will at all times follow and maintain the integrity of any security established by the Applicant and the Bank; ii) immediately notify the Bank in the event that Applicant should have reason to believe that the security established for electronic systems transmission has been breached or compromised in any manner; iii) ensure that only authorized personnel selected and controlled by the Applicant request action(s) by



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transmittal of document(s) by electronic systems; iv) ensure that any documents transmitted to the Bank by means of electronic systems shall be a complete and accurate copy and if signed be executed by personnel authorized by the Applicant; and v) maintain its software and equipment and any privacy control device within such software or equipment without any reliance on or responsibility by the Bank. The Applicant acknowledges and agrees that the Bank shall: i) not be responsible to the Applicant for any loss or damage arising from the use of unguarded electronic systems, including access or misuse of Applicant's confidential information, transmission of a virus, or failed, incomplete or inaccurate transmission; ii) not be responsible to assure that, its software and equipment for receiving messages or documents from electronic systems will be compatible with that of Applicant or available at all times for Applicant's use; iii) have absolute discretion but without liability, for any reason whatsoever, not to act upon documentation received by electronic systems; provided, however, that the Bank shall notify the undersigned promptly should it elect to defer action until the original documentation is physically presented to the Bank; iv) without any liability on its part to do so, have the right at its discretion to make further inquiries and demand further verification to determine the validity of any document prior to taking any action; and v) have the right to assume that any reproduction of documentation received by electronic systems constitutes a full, complete and accurate reproduction of the original documentation and that all signatures are authorized and genuine. (C) Indemnity. Separate and independent from any other indemnity set forth in this Agreement, the Applicant hereby indemnifies and holds the Bank harmless against any and all loss, liability, damage or expenses of whatever kind and nature arising from Bank's acceptance and/or delivery of information and Applications over its Web Site or by electronic systems.

7. Two Parties Signing Agreement. Co-Applicants. If the Agreement is signed by two or more Applicants, it shall be the joint and several obligation of each. Bank shall designate in the Credit as account party and as Applicant, who without joinder of the account party shall have the exclusive right to issue all instructions on any matters relating to the Credit. If the foregoing information is left blank or incomplete, the Bank at its discretion may accept an Application, or seek instruction, from any Applicant regarding a Credit, including, without limitation, any amendment thereto or waiver of any discrepancy thereunder, and until Bank at the office at which the relevant Credit is issued actually receives written notice of revocation, each Applicant shall be bound by and hereby affirms the instructions of the other.

8. Event of Default. On and after any Event of Default, without further application or order from the Bankruptcy Court: (A) the amount of the Credit, as well as any other Obligations under this Agreement or under the Security Agreements, shall, at Bank's option, become due and payable immediately without demand or notice to Applicant; (B) Bank may set off and apply any Collateral to or for Applicant's credit or account against any of the Obligations, irrespective of whether or not Bank shall have made any demand under the Agreement; (C) Bank may exercise all rights and remedies available to it in law or equity; and (D) in respect of any Collateral, Bank may exercise all the rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law Applicant will pay on demand all costs and expenses (including reasonable attorneys fees and legal expenses, incurred prior to or after a bankruptcy filing with regard to Applicants other than Enron Corp.) related to the custody, preservation or sale of, or collection from, or realization upon, any of such Collateral and related to the collections of the Obligations and the enforcement of Bank's rights against Collateral. In the event of sale of or collection from the Collateral, Bank may in its discretion hold the proceeds as Collateral or apply the proceeds as Bank deems appropriate to the payment of costs and expenses or to one or more of the Obligations, whether or not then due.

9. Indemnification. Applicant will indemnify and hold harmless Bank and its officers, directors, affiliates, employees, attorneys and agents (each, an "Indemnified Party") from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees and disbursements and other dispute resolution expenses (including fees and expenses in preparation for a defense of any investigation, litigation or proceeding) and costs of collection) that arise out of or in connection with: (A) the Credit or any pre-advice of its issuance; (B) any payment or action taken or omitted to be taken in connection with the Credit or this Agreement (including any action or proceeding to (i) restrain any presentation, (ii) compel or restrain any payment or the taking of any other action under the Credit, (iii) obtain damages for wrongful dishonor or honor of the Credit or for breach of any other duty arising out of or related to the Credit, (iv) compel or restrain the taking of any action under this Agreement or (v) obtain similar relief (including by way of interpleader, declaratory judgment, attachment or otherwise), regardless of who the prevailing party is in any such action or proceeding); (C) an adviser or a confirmer or other nominated person seeking to be reimbursed, indemnified or compensated, (D) any beneficiary requested to issue its own undertaking seeking to be reimbursed, indemnified or compensated or (E) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of letter of credit proceeds, or holder of an instrument or document;
(F) the enforcement of this Agreement or any rights or remedies under or in connection with this Agreement, the Collateral or the Credit; (G) the release by Applicant of any Credit to any third party prior to its issuance by the Bank; or
(H) any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (including with respect to any document or property received under this Agreement or the Credit ) or any other cause beyond the Bank's control, except in each case to the extent such liability, loss, damage, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from such Indemnified party's gross negligence, willful misconduct or material breach of this Agreement. Applicant will pay on demand from time to time all amounts owing under this section. If and to the extent that the obligations of Applicant under this section are unenforceable for any reason, Applicant agrees to make the maximum contribution to the payment of such obligation that is permissible under applicable law.

10. Governing Law; UCP, ISP 98. The UCP or ISP 98 as applicable to each Credit governs this Agreement and is incorporated herein. Subject to the other provisions of the Agreement, the Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York (the "Jurisdiction"), without regard to conflicts of law principles, except to the extent that such law is inconsistent with the UCP or ISP 98, as applicable. In the event any provision of the UCP or ISP 98, as applicable, is or is construed to vary from or be in conflict with any provision of any applicable law of the Jurisdiction or the federal law of the United



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


States, to the extent permitted by law, the UCP or the ISP 98, as applicable, shall govern or be read to explain the applicable law. Unless Applicant specifies otherwise in its application for the Credit, Applicant agrees that Bank may issue the Credit subject to the UCP or ISP 98. Bank's privileges, obligations, rights and remedies under the UCP, ISP 98 or such later revision shall be in addition to, and not in limitation of, its privileges, obligations, rights, and remedies expressly provided for herein. The UCP and ISP 98 shall serve, in the absence of proof to the contrary, as evidence of standard practice with respect to the subject matter thereof.

11. Savings Clause. Whenever possible, each provision of the Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of the Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

12. Bankruptcy and Forfeiture Reinstatement. If, with respect to the Applicants other than Enron, any consideration transferred to Bank in payment of, or as collateral for, or in satisfaction of the Obligations, shall be voided in whole or in part as a result of (A) a subsequent bankruptcy or insolvency proceeding;
(B) any forfeiture or in rem seizure action or remedy; (C) any fraudulent transfer or preference action or remedy; or (D) any other criminal or equitable proceeding or remedy, then Bank may at its option recover the Obligations or the consideration so voided from Applicant. In such event, Bank's claim to recover the voided consideration shall be a new and independent claim arising under the Agreement, and shall be jointly and severally due and payable immediately by Applicant.

13. Miscellaneous. The rights and remedies granted to Bank in the Agreement are in addition to all other rights or remedies afforded to Bank under applicable law, equity or other agreements. The terms of the Agreement may not be waived or amended, unless the parties consent in writing. The Agreement shall be binding on Applicant's administrators, successors and permitted assigns, and shall inure to the benefit of Bank's successors and assigns. Bank can assign this Agreement and its rights to reimbursement regarding any Credit without Applicant's consent. Applicant shall not assign any rights or remedies related to the Agreement or the Credit without written consent of the Bank. Any notice to Applicant, if mailed, shall be deemed given 3 days after mailed, postage paid, addressed to Applicant at the address on the Application or such other address furnished by Applicant to Bank. This Section shall not be deemed to be an exclusive list of each means of notice from one party to the other. The Agreement will continue in full force and effect until the expiration or cancellation of each Credit and all outstanding Obligations have been satisfied in a manner satisfactory to Bank, and Applicant requests termination in writing. Applicant will comply with all laws, regulations and customs now or hereafter applicable to the Agreement or to the transaction related to the Credit, and will furnish evidence of compliance as Bank may require. This Agreement contains the final, complete and exclusive understanding of, and supersedes all prior or contemporaneous, oral or written, agreements, understandings, representations and negotiations between, the parties relating to the subject matter of this Agreement.

14. Consent to Jurisdiction and Venue. IN ANY PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THE AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, APPLICANT (OTHER THAN ENRON CORP.) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN ANY COUNTY IN THE JURISDICTION AND AGREES NOT TO RAISE ANY OBJECTION TO THE JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN THE JURISDICTION. APPLICANT AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO IT.
By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, may be brought in the Bankruptcy Court for that purpose only, and, by execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts and submits itself to the non-exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding. In the event any such action, suit, or proceeding is commenced, the Parties hereby agree and consent that service of process may be made, and personal jurisdiction over any Party hereto in any such action, suit, or proceeding may be obtained, by service of a copy of the summons, complaint, and other pleadings required to commence such action suit, or proceeding upon the party at the address of such Party set forth in the Settlement Agreement.


15. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, APPLICANT AND WHEN IT ISSUES A CREDIT, BANK KNOWINGLY AND VOLUNTARILY WAIVE ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, ARISING OUT OF, OR RELATING TO THE AGREEMENT OR THE CREDIT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT THERETO . THIS WAIVER IS A MATERIAL INDUCEMENT FOR BANK TO ISSUE THE CREDIT.



16. Effectiveness of Agreement. Notwithstanding anything to the contrary herein, it is a condition precedent to the effectiveness of this Agreement and the other Loan Documents that this Agreement and the other Loan Documents shall have been approved by the Bankruptcy Court pursuant to an order acceptable to the Bank. On the date of the issuance of the Credit hereunder, the Order will have been entered and will not have been stayed, amended, vacated, reversed or rescinded. In addition, it is a condition precedent to the


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


effectiveness of this Agreement that the aggregate amount of letters of credit issued by the Bank for the account of the Applicant and any co-applicant shall not exceed $25,000,000. Each of the Applicant and any co-applicant, as applicable, shall have duly executed and delivered to the Bank the Security Agreement and any actions contemplated thereby shall have been performed or delivered to the Bank prior to the issuance of the Credit hereunder.



We, the undersigned parties, hereby agree and authorize this application to be processed as a joint application for credit. We intend to apply for joint credit.
Very truly yours,


----------------------------------------------
(Corporation or Firm Name of Applicant)

By:                                             Date:
    -------------------------------------------         ------------------------

    (Authorized Signature and Title)


    -------------------------------------------         ------------------------

    (Authorized Signature and Title)




----------------------------------------------
(Corporation or Firm Name of Applicant)

By:                                             Date:
    -------------------------------------------         ------------------------

    (Authorized Signature and Title)



    -------------------------------------------         ------------------------

    (Authorized Signature and Title)





                                       -9
                                   Standby.doc

                                   EXHIBIT "B"

                               SECURITY AGREEMENT


                                                                __________, 2004

Enron Corp.
1221 Lamar St. Suite 1600
Houston, Texas 77010
(herein called the "Debtor")

Wachovia Bank, National Association
301 South Tryon Street
Charlotte, North Carolina  28202
(Hereinafter referred to as "Bank" or "Wachovia")

For value received and to secure payment and performance of the obligations due Bank under the Application and Agreement for Irrevocable Standby Letter of Credit and Continuing Letter of Credit Agreement both executed by Debtor and by ___________________________________ (collectively referred to herein as
"Borrower") dated ___________, 2004, and any extensions, renewals, modifications or novations thereof (the "Agreement"), this Security Agreement and the other Loan Documents (as hereinafter defined), and any other obligations of Borrower to Bank in connection with the Agreement, however created, arising or evidenced, whether direct or indirect, absolute or contingent, now existing or hereafter arising, and all costs and expenses incurred by Bank to obtain, preserve, perfect and enforce the security interest granted herein and to maintain, preserve and collect the property subject to the security interest (collectively, "Obligations"), Borrower hereby grants to Bank a continuing security interest in and lien upon, and for security purposes assigns and transfers to Bank until all of the Obligations are repaid in full, the following described property, whether now owned or hereafter acquired, and any additions, replacements, accessions, or substitutions thereof and all cash and non-cash proceeds and products thereof now or hereafter existing(collectively, "Collateral"):

All of Borrower's right, title and interest in and to deposit account number ____________________ held at the Bank or any affiliate of the Bank, including any and all Borrower's certificates of deposit with Bank ("Assigned Deposits").

Borrower hereby represents and agrees that:

OWNERSHIP. Borrower owns the Collateral. The Collateral is free and clear of all liens, security interests, and claims except those previously reported in writing to and approved by Bank, and Borrower will keep the Collateral free and clear from all liens, security interests and claims, other than those granted to or approved by Bank. Until all of the Obligations are repaid in full, Bank shall have the entire right and interest in and to the Assigned Deposits. By executing this Security Agreement, Borrower has divested itself of all control over the Assigned Deposits and Bank is entitled to and does possess sole dominion and control over the Assigned Deposits and is entitled to receive the benefits accruing with respect thereto. Borrower surrenders all authority or right to withdraw, collect, receive the benefits of, or otherwise assign or encumber the Assigned Deposits, and authorizes Bank (and each affiliate and branch office of Bank or such affiliate) to treat Bank as the sole and exclusive owner of the Assigned Deposits. Upon the maturity of the Assigned Deposits, other than Assigned Deposits at Bank that automatically roll over at maturity, Bank shall reinvest the Assigned Deposits in an investment of Bank's choice. Bank shall have no liability to Borrower for any loss incurred in connection with or arising out of any such reinvestment except for loss resulting from Bank's gross negligence or willful misconduct. The assignment evidenced by this Security Agreement is a continuing one and is irrevocable so long as any of the Obligations are outstanding or the Bank shall have any obligations under the Loan Documents and shall terminate only upon payment or other satisfaction in full of all Obligations or Bank's acknowledgment in writing that this Security Agreement has been terminated. Upon termination of this Security Agreement, and to the extent the Assigned Deposits have not been applied in satisfaction of the

Obligations, Bank shall reassign the Assigned Deposits to Borrower and return any passbooks, certificates, and other documents in Bank's possession at Borrower's request.

NAME AND OFFICES; JURISDICTION OF ORGANIZATION. The name and address of Borrower appearing at the beginning of this Agreement are Borrower's exact legal name and the address of its chief executive office.
TITLE/TAXES. Borrower has good and valid title to Collateral and will warrant and defend same against all claims. At its option, Bank may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on Collateral. Borrower agrees to reimburse Bank, on demand, for any such payment made by Bank. Any amounts so paid shall be added to the Obligations.

WAIVERS. Borrower waives any and all rights to any bond or security which might be required by applicable law prior to the exercise of any of Bank's remedies against any Collateral. All rights of Bank and security interests hereunder, and all obligations of Borrower hereunder, shall be absolute and unconditional, not discharged or impaired irrespective of (and regardless of whether Borrower receives any notice of): (i) any lack of validity or enforceability of any Loan Document; (ii) any change in the time, manner or place of payment or performance, or in any term, of all or any of the Obligations or the Loan Documents or any other amendment or waiver of or any consent to any departure from any Loan Document; or (iii) any exchange, insufficiency, unenforceability, enforcement, release, impairment or non-perfection of any collateral, or any release of or modifications to or insufficiency, unenforceability or enforcement of the obligations of any guarantor or other obligor. To the extent permitted by law, Borrower hereby waives any rights under any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist and which, but for this provision, might be applicable to any sale or disposition of the Collateral by Bank; and any other circumstance which might otherwise constitute a defense available to, or a discharge of any party with respect to the Obligations.



FURTHER ASSURANCES; CERTIFICATES OF TITLE, Borrower agrees to take such other actions, at Borrower's expense, as might be requested for the perfection, continuation and assignment, in whole or in part, of the security interests granted herein and to assure and preserve Bank's intended priority position. If certificates, passbooks, or other documentation or evidence is/are issued or outstanding as to any of the Collateral, Borrower will cause the security interests of Bank to be properly protected, including perfection by notation thereon or delivery thereof to Bank.


WITHDRAWAL OF ASSIGNED DEPOSITS. Borrower shall not be permitted to withdraw funds from or exercise any authority of any kind with respect to the Assigned Deposits. Bank shall have the exclusive authority to withdraw, or direct the withdrawal of, funds from the Assigned Deposits. So long as this Agreement remains in effect, the Assigned Deposits will be titled as directed by Bank.

VALUE REQUIREMENT. The value of the Collateral pledged to the Bank under this Security Agreement shall at all times equal or exceed 110% of the face amount of the Letter of Credit issued by the Bank pursuant to the terms of the Agreement. If at any time the value of the Collateral pledged to the Bank hereunder falls below this amount, Borrower shall within 3 business days after demand from Bank, deliver additional Collateral to Bank in an amount sufficient to restore the value to the required amount.

COLLATERAL DUTIES. Bank shall have no custodial or ministerial duties to perform with respect to Collateral pledged except as set forth herein; and by way of explanation and not by way of limitation, Bank shall incur no liability for any of the following: (i) loss or depreciation of Collateral (unless caused by its willful misconduct or gross negligence), (ii) failure to present any paper for payment or protest, to protest or give notice of nonpayment, or any other notice with respect to any paper or Collateral. Bank's sole duty with respect to the custody, safekeeping and physical preservation of any certificate, passbook, or other documentation evidencing the Assigned Deposits in its possession shall be to deal with it in the same manner as it deals with similar property for its own account. Neither Bank, nor any of its employees or agents shall be liable for failure to demand, collect, or realize upon any of the Assigned Deposits or for any delay in doing so.

COMPLIANCE WITH LAW. Borrower will comply in all material respects with all federal, state and local laws and regulations, applicable to it, including without limitation, environmental and labor laws and regulations, in the conduct of its business.

REGULATION U. None of the proceeds of the credit secured hereby shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock in violation of any of the provisions of Regulation U of the Board of Governors of the Federal Reserve System ("Regulation U"), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purchase which might render the Loan a "Purpose Credit" within the meaning of Regulation U.

ATTORNEYS' FEES AND OTHER COSTS OF COLLECTION. Borrower shall pay all of Bank's reasonable expenses incurred in enforcing this Security Agreement and in preserving and liquidating Collateral, including but not limited to, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred with or without the commencement of a suit, trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

DEFAULT. If any of the following occurs, a default ("Default") under this Security Agreement shall exist: Loan Document Default. A default or Event of Default under any Loan Document. Levy, Seizure or Attachment. The making of any levy, seizure, or attachment on or of Collateral which is not removed within 10 days. Unauthorized Collection of Collateral. Any attempt to collect, cash in or otherwise recover deposits that are Collateral. Unauthorized Termination. Any attempt to terminate, revoke, rescind, modify, or violate the terms of this Security Agreement without the prior written consent of Bank.

REMEDIES ON DEFAULT (INCLUDING POWER OF SALE). If a Default occurs Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code without further action by the Bankruptcy Court (as defined in the Agreement). Without limitation thereto and without further action by the Bankruptcy Court, Bank shall have the following rights and remedies: (i) to take immediate possession of Collateral, without notice or resort to legal process,
(ii) to exercise its right of set-off or bank lien as to any monies of Borrower deposited in accounts of any nature maintained by Borrower with Bank or affiliates of Bank, without advance notice, regardless of whether such accounts are general or special; (iii) to exercise any of its rights and remedies available to it under the Loan Documents; (iv) to apply toward and set-off against and apply to the then unpaid balance of the Obligations the Assigned Deposits (accelerated to maturity if necessary), even if effecting such set-off results in a loss or reduction of interest or the imposition of a penalty applicable to the early withdrawal of time deposits; (v) to receive any interest or payments in respect of the Assigned Deposits and apply such amounts and the Assigned Deposits to the Obligations in such manner as Bank, in its sole discretion, may determine.

Any notice of sale, disposition or other action by Bank required by law and sent to Borrower at Borrower's address shown above, or at such other address of Borrower as may from time to time be shown on the records of Bank, at least 5 days prior to such action, shall constitute reasonable notice to Borrower. Notice shall be deemed given or sent when mailed postage prepaid to Borrower's address as provided herein. Bank shall be entitled to apply the proceeds of any sale or other disposition of the Collateral, and the payments received by Bank with respect to any of the Collateral, to Obligations in such order and manner as Bank may determine. Collateral that is subject to rapid declines in value and is customarily sold in recognized markets may be disposed of by Bank in a recognized market for such collateral without providing notice of sale. Borrower waives any and all requirements that the Bank sell or dispose of all or any part of the Collateral at any particular time, regardless of whether Borrower has requested such sale or disposition.

REMEDIES ARE CUMULATIVE. No failure on the part of Bank to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Bank or any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law, in equity, or in other Loan Documents.

INDEMNIFICATION. Borrower shall protect, indemnify and save harmless Bank from and against all losses, liabilities, obligations, claims, damages, penalties incurred by reason of the Bank's compliance with any request made by the Borrower, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Damages") imposed upon, incurred by or asserted against Bank on account of (i) the Loan Documents or any failure or alleged failure of Borrower to comply with any of the terms or representations of this Agreement; (ii) any claim of loss or damage to the Collateral, (iii) any failure or alleged failure of Borrower to comply with any law, rule or regulation applicable to the Collateral (including, without limitation, the failure to pay any taxes, fees or other charges), (iv) any Damages whatsoever by reason of any alleged action, obligation or undertaking of Bank relating in any way to or any matter contemplated by the Loan Documents, or
(v) any claim for brokerage fees or such other commissions relating to the Collateral or any other Obligations; provided that such indemnity shall be effective only to the extent of any Damages that may be sustained by Bank in excess of any net proceeds received by it from any insurance of Borrower (other than self-insurance) with respect to such Damages. Nothing contained herein shall require Borrower to indemnify Bank for any Damages resulting from Bank's gross negligence or its willful misconduct. The indemnity provided for herein shall survive payment of the Obligations and shall extend to the officers, directors, employees and duly authorized agents of Bank. In the event Bank incurs any Damages arising out of or in any way relating to the transaction contemplated by the Loan Documents (including any of the matters referred to in this section), the amounts of such Damages shall be added to the Obligations, shall bear interest, to the extent permitted by law, at the interest rate borne by the Obligations from the date incurred until paid and shall be payable on demand.

MISCELLANEOUS. (i) Amendments and Waivers. No waiver, amendment or modification of any provision of this Security Agreement shall be valid unless in writing and signed by Borrower and an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or of the same Default on a future occasion. (ii) Assignment. All rights of Bank hereunder are freely assignable, in whole or in part, and shall inure to the benefit of and be enforceable by Bank, its successors, assigns and affiliates. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. This Security Agreement shall be binding upon Borrower, and the successors, and assigns of Borrower. (iii) Applicable Law; Conflict Between Documents. This Security Agreement shall be governed by and construed under the law of the State of New York (the "Jurisdiction") without regard to that Jurisdiction's conflict of laws principles, except to the extent that applicable law requires the application of the law of a different jurisdiction. If any terms of this Security Agreement conflict with the terms of any commitment letter or loan proposal, the terms of this Security Agreement shall control.
(iv) Jurisdiction. To the fullest extent permitted by law, each of the parties hereto by execution or acceptance of the benefits of this Security Agreement,
(i) hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County, and any appellate court in any appeal thereof (all of the foregoing courts being referred to herein as the "Approved Courts"), in any action or proceeding arising out of or relating to this Security Agreement or any other instrument or document furnished pursuant hereto or in connection herewith or for recognition or enforcement of any judgment, and such parties hereby irrevocably and unconditionally agree that all claims in respect of such action or proceeding may be heard and determined in any such court; (ii) hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such party at its address specified herein; and (iii) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein shall affect the rights of any party hereto to serve legal process in any other manner permitted by law or affect the right that any party hereto may otherwise have to bring any action or proceeding relating to this Security Agreement or any other instrument or document furnished pursuant hereto or in connection herewith in the courts of any other jurisdiction. (v) Severability. If any provision of this Security Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Security Agreement. (vi) Notices. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the address of Borrower shown above or such other address as provided hereunder; and to Bank, if in writing and mailed or delivered to Wachovia Bank, National Association, Mail Code VA7391, P. O. Box 13327, Roanoke, VA 24040 or Wachovia Bank, National Association, Mail Code VA7391, 10 South Jefferson Street, Roanoke, VA 24011 or such other address as Bank may specify in writing from time to time. Notices to Bank must include the mail code. In the event that Borrower changes Borrower's mailing address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid.
(vii) Captions. The captions contained herein are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provision hereof. The use of the plural shall also mean the singular, and vice versa. (viii) Joint and Several Liability. If more than one party has signed this Security Agreement, such parties are jointly and severally obligated hereunder. (ix) Binding Contract. Borrower by execution and Bank by acceptance of this Security Agreement, agree that each party is bound by all terms and provisions of this Security Agreement. (x) Borrower will notify Bank in writing at least 30 days prior to any change in: (i) Borrower's name or identity; (ii) Borrower's corporate/organizational structure; or (iii) the jurisdiction in which Borrower is organized. In addition, Borrower shall promptly notify Bank of any claims or alleged claims of any other person or entity to the Collateral or the institution of any litigation, arbitration, governmental investigation or administrative proceedings against or affecting the Collateral.



DEFINITIONS. Loan Documents. The term "Loan Documents" refers to all documents, including this Agreement, whether now or hereafter existing, executed in connection with or related to the Obligations, and may include, without limitation and whether executed by Borrower or others, the Agreement, commitment letters that survive closing, loan agreements, promissory notes, guaranty agreements, deposit or other similar agreements, other security agreements, letters of credit and applications for letters of credit, security instruments, financing statements, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. ss. 101). UCC. "UCC" means the Uniform Commercial Code as presently and hereafter enacted in the Jurisdiction. Terms defined in the UCC. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the UCC and not otherwise defined in this Agreement or any other Loan Document has the meaning given to the term in the UCC.

IN WITNESS WHEREOF, Borrower, on the day and year first written above, has caused this Security Agreement to be executed under seal.


                          .Debtor:  Enron Corp.


                          Taxpayer Identification Number: 47-0255140


                          By: ____________________________________
                          Name: ____________________, Title: ___________________


                          [Name]

                          By: ____________________________________
                          Name: ____________________, Title: ___________________

                                   EXHIBIT "C"

                             SHEARMAN & STERLING LLP

                              599 LEXINGTON AVENUE
FAX:  212-848-7179          NEW YORK, N.Y. 10022-6069                 ABU DHABI
TELEX:  667290 WUI                 212-848-4000                         BEIJING
www.shearman.com                                                       BRUSSELS
                                                                     DUSSELDORF
WRITER'S DIRECT NUMBER:                                               FRANKFURT
                                                                      HONG KONG
                                                                         LONDON
                                  July 13, 2004                        MANNHEIM
                                                                     MENLO PARK
                                                                         MUNICH
                                                                       NEW YORK
                                                                          PARIS
                                                                           ROME
VIA FACSIMILE                                                     SAN FRANCISCO
-------------                                                         SINGAPORE
                                                                          TOKYO
Mary Perkins                                                            TORONTO
Enron Corp.                                                    WASHINGTON, D.C.
1221 Lamar Street, Suite 1600
Houston, TX 77010

  Re: Retention of Shearman & Sterling LLP by Wachovia Bank National Association
      ("'Wachovia")

Dear Ms. Perkins:

          The purpose of this letter is to confirm the understanding and agreement ("Agreement") with Enron Corp. (the "Debtor") concerning the engagement of Shearman & Sterling LLP ("S&S") by Wachovia. S&S has been retained by Wachovia to provide it with legal services in connection with, inter alia, negotiating and providing a replacement debtor-in-possession financing (the "Replacement DIP") to the Debtor and certain of its affiliates. In order to enable Wachovia to participate in the analysis, negotiation and implementation of the Replacement DIP, the Debtor hereby agrees to pay the reasonable legal fees and expenses of S&S in connection therewith.

          S&S shall submit statements to the Debtor that identify each professional working on the matter, his or her billing rate, the number of hours worked and a brief description of the services performed. Within three (3) business days after receipt of any such invoice, the Debtor shall pay the full amount of such invoice by wire transfer to the respective accounts identified in Exhibit "1."

          S&S's fees for services rendered shall be based on the actual time expended by its attorneys and paralegals, charged at S&S's normal hourly rates. S&S shall bill separately for its reasonable out-of-pocket expenses and certain, separately charged, services such as travel expenses, the cost of overnight delivery services, electronic transmissions, lexis research, long-distance telephone calls, and photocopying. Third party vendor charges included in the foregoing shall be billed at cost.

          This letter agreement shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of law.



     Shearman & Sterling LLP is a limited liability company organized in the
             United States under the laws of the State of Delaware,
              which laws limit the personal liability of partners.

Mary Perkins
July 13, 2004
Page 2


          The parties hereto acknowledge and agree that S&S does not represent the Debtor but only Wachovia.

          No amendment to, modification or waiver of, any provision of this letter agreement shall be effective unless the same shall be in writing and signed and delivered by or on behalf of the Debtor and S&S.

          The benefits of this letter agreement shall inure to the respective successors and assigns of the parties hereto. This letter agreement shall be binding upon the Debtor and its successors and assigns.

          If the foregoing is in accordance with your understanding, please sign a copy of this letter and return it to us via facsimile.

                                            Sincerely,

                                            /s/ Andrew V. Tenzer

                                            Andrew V. Tenzer


Acknowledged and Agreed


/s/ Mary Perkins
-------------------
Mary Perkins

                                    Exhibit 1


S&S Wire Instructions:

Instruct the sender to transfer funds to:

        Citibank, N.A.
        Private Banking Division
        153 East 53rd Street
        New York, NY 10043
        ABA # 021000089

for credit to:

        Shearman & Sterling LLP
        General 1 Account
        Account # 09280096

Questions concerning funds transferred should be directed to Treasury Services, telephone number 212-848-8344.

                                   EXHIBIT "D"

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF NEW YORK


----------------------------------------x
                                        :
In re                                   :      Chapter 11
                                        :
ENRON CORP., et al.,                    :      Case No. 01-16034 (AJG)
                                        :
                                        :      Jointly Administered
                      Debtors.          :
----------------------------------------x


           ORDER AUTHORIZING DEBTORS TO OBTAIN POST PETITION FINANCING
                AND MODIFY CASH MANAGEMENT AND TREASURY SERVICES
                              SECURITY ARRANGEMENTS
       PURSUANT TO 11 U.S.C. ss.ss.105, 361, 362, 364(c)(1) AND 364(c)(2)
       ------------------------------------------------------------------


     Upon the motion, dated July 16, 2004 (the "Motion")/1 of Enron Corp. (the "Borrower") and certain of its affiliated debtors that have commenced chapter 11 cases and are debtors in these jointly administered chapter 11 proceedings,/2 each as debtor and debtor-in possession (collectively, the "Debtors"), pursuant to sections 105, 361, 362, 364(c)(1) and 364(c)(2) of title 11 of the United States Code, 11 U.S.C. ss. ss. 101, et seq. (the "Bankruptcy Code"), and Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), seeking, among other things:

               (1) authorization to obtain replacement post petition financing (the "Wachovia DIP Financing") from Wachovia Bank National Association ("Wachovia");

--------
1 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Motion.

2 For purposes of this Order, the "affiliated debtors" are all entities that have or in the future become the subject of these jointly administered chapter 11 proceedings.

               (2) authorization to modify the security arrangements in connection with depository, cash management, treasury and clearing services (collectively, "Cash Management and Treasury Services") being provided by JPMorgan Chase Bank ("JPMCB "); and

               (3) that the Court schedule a hearing (the "Hearing") to consider entry of an order authorizing the letter of credit issuances under the Wachovia DIP Financing and the modification of the security arrangements in connection with the continued Cash Management and Treasury Services, and certain other relief, all under and as set forth in the Motion, the Wachovia DIP Documents (as defined below) and the JPMCB Documents (as defined below) filed with this Court;

        As set forth in the Motion, in connection with the indefeasible payment and satisfaction of the letter of credit reimbursement and other obligations (other than unmatured indemnification and expense reimbursement obligations) and the termination of the commitments under the Debtors' existing debtor-in-possession facility (the "Existing DIP Facility" and the date of such satisfaction and termination, the "Existing DIP Termination Date") pursuant to the Second Amended and Restated Revolving Credit and Guaranty Agreement dated as of May 9, 2003 (together with all attachments, amendments, extensions and other documents related thereto, the "Existing DIP Credit Agreement") by and among Enron Corp., as borrower, the Guarantors party thereto, as guarantors, Citicorp USA, Inc. and JPMCB, as agents (the "Existing DIP Agents"), and the DIP Lenders party thereto (the "Existing DIP Lenders"), (i) the Debtors and Wachovia have agreed to replace the Existing DIP Facility with the Wachovia DIP Financing, and the Debtors have appended to the Motion the form of Application and Agreement for Irrevocable Standby Letter of Credit (as each such agreement may be modified from time to time, the "Wachovia DIP Agreement(s)"), the form of Security Agreement (the "Wachovia Security Agreement"), the Fee Reimbursement Letter by and among the Borrower and Shearman & Sterling LLP (the "S&S Fee Reimbursement Letter" and, together with the Wachovia DIP Agreements, the Wachovia Security Agreements and other documents related to the Wachovia DIP Financing, the "Wachovia DIP Documents") and the proposed order, and filed same on the official docket of the Cases (as defined below) on July 16, 2004, and (ii) the Debtors and JPMCB have agreed that JPMCB will continue to provide Cash Management and Treasury Services to the Debtors pursuant to the Master Agreement (as such agreement may be modified from time to time, the "JPMCB Master Agreement"), the related Security Agreement (the "Existing DIP Security Agreement") and the Waiver and Amendment to the Existing DIP Facility to be entered into to permit the transactions contemplated hereby, including without limitation the Wachovia DIP Financing (the "Existing DIP Waiver" and, together with the JPMCB Master Agreement, the Existing DIP Security Agreement and the other documents related to the JPMCB Obligations (as defined below), the "JPMCB Documents");

          [Objections to the Motion were filed by various parties (collectively, the "Objections");] and Upon the record made by the Debtors at the Hearing, and after due deliberation and consideration and sufficient cause appearing therefor;

     IT IS HEREBY FOUND, DETERMINED, ORDERED AND ADJUDGED, that:

     1. Jurisdiction. This Court has core jurisdiction over the cases of the Debtors (the "Cases") and the parties and property affected hereby pursuant to 28 U.S.C. ss.ss. 157(b) and 1334.

     2. Notice. The notice given by the Debtors of the Motion and the Hearing constitutes due and sufficient notice thereof and of the relief requested in the Motion.

     3. Findings Regarding the Wachovia DIP Financing and Cash Management and Treasury Services.

          (a) The Debtors have an immediate need to obtain the Wachovia DIP Financing and continue to obtain Cash Management and Treasury Services in order to permit, among other things, the orderly continuation of the operation of their businesses and the management of assets to maximize value to the Debtors' estates. The ability of the Debtors to obtain replacement letters of credit and to continue to obtain Cash Management and Treasury Services is vital to the preservation and maintenance of the assets and going concern values of the Debtors for the benefit of all parties in interest.

          (b) The Debtors are unable to obtain adequate unsecured credit or, without substantial expense or burden, Cash Management and Treasury Services allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense, and neither a credit facility in the amount and on the terms provided by the Wachovia DIP Documents nor, without substantial expense or burden, Cash Management and Treasury Services on the terms provided by the JPMCB Documents are available to the Debtors without the Debtors granting to Wachovia and JPMCB the Superpriority Claims and the Wachovia DIP Liens and JPMCB Liens (each as defined below). The Debtors are unable to obtain a continuation of their post-petition financing or, without substantial expense or burden, Cash Management and Treasury Services on more favorable terms than the Wachovia DIP Financing or the JPMCB Documents, as the case may be.

          (c) The terms of the Wachovia DIP Financing are fair and reasonable, reflect the Debtors' exercise of prudent business judgment consistent with their fiduciary duty and are supported by reasonably equivalent value and fair consideration.

          (d) The Wachovia DIP Financing has been negotiated in good faith and at arm's length between the Debtors and Wachovia, and all Wachovia DIP Obligations (as defined below), including without limitation all letters of credit issued by Wachovia for the accounts of the Debtors pursuant to the Wachovia DIP Agreements, shall be deemed to have been extended by Wachovia in good faith, as that term is used in section 364(e) of the Bankruptcy Code.

          (e) The Debtors have requested entry of this Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2). Absent entry of this Order, the Debtors' estates will be irreparably harmed. Consummation of the Wachovia DIP Financing in accordance with this Order and the Wachovia DIP Documents, and modification of the security arrangements in connection with the Cash Management and Treasury Services in accordance with this Order and the JPMCB Documents are, therefore, in the best interests of the Debtors' estates.

     4. Authorization of the Wachovia DIP Financing and the Wachovia DIP Documents and Amendments to the Security Arrangements in Connection with the Cash Management and Treasury Services and the JPMCB Documents.

          (a) The Borrower is hereby authorized to (i) obtain letters of credit for itself and its affiliates (including certain non-debtor affiliates) as provided in the Wachovia DIP Agreements up to an aggregate principal amount of $25,000,000, in accordance with the terms of the Wachovia DIP Agreements, and
(ii) continue to utilize Cash Management and Treasury Services provided to it and its affiliates (including certain non-debtor affiliates) as provided in the JPMCB Master Agreement and other JPMCB Documents, in accordance with the terms of the JPMCB Master Agreement and other JPMCB Documents.

          (b) In furtherance of the foregoing, each Debtor is authorized and directed to do and perform all acts, to make, execute and deliver all instruments and documents (including, without limitation, security agreements and financing statements), and to pay all fees, that may be reasonably required or necessary for the Debtors' performance of the Wachovia DIP Documents and the JPMCB Documents, including, without limitation:

               (i) the execution, delivery and performance of (A) the Wachovia DIP Documents, including, without limitation, the Wachovia DIP Agreement, the Wachovia Security Agreement (including any Loan Documents as defined therein) and the S&S Fee Reimbursement Letter (each substantially in the form attached to the Motion) and (B) the JPMCB Documents, including the Existing DIP Waiver,

               (ii) the execution, delivery and performance of one or more amendments to (A) the Wachovia DIP Documents in such form as the Debtors and Wachovia may agree and (B) the JPMCB Documents in such form as the Debtors and JPMCB may agree (it being understood that no further approval of the Court shall be required for amendments to the Wachovia DIP Documents or the JPMCB Documents that do not amend the Wachovia DIP Documents or the JPMCB Documents, as the case may be, in a manner that is both material and unfavorable to the Debtors),

               (iii) the payment to (A) Wachovia of the non-refundable fees referred to in the Wachovia DIP Documents (including the S&S Fee Reimbursement Letter) and such letter of credit fees, reasonable costs and expenses as may be due from time to time, including without limitation, fees and disbursements of the professionals retained as provided for in the Wachovia DIP Documents and (B) JPMCB of any fees or reasonable costs and expenses as may be due from time to time under the JPMCB Documents, including without limitation, fees and disbursements of any professionals retained as provided for in the JPMCB Documents, and

               (iv) the performance of all other acts required under or in connection with the Wachovia DIP Financing and the JPMCB Documents.

          (c) Upon execution and delivery of the Wachovia DIP Documents, the Wachovia DIP Documents shall constitute valid and binding obligations of the Debtor parties thereto, enforceable against each Debtor party thereto in accordance with their terms. The JPMCB Documents shall continue to constitute valid and binding obligations of the Debtor parties thereto, enforceable against each Debtor party thereto in accordance with their terms. No obligation, payment or transfer under the Wachovia DIP Documents or the JPMCB Documents shall be stayed, restrained, voidable or recoverable under the Bankruptcy Code or under any applicable law, or subject to any defense, reduction, offset or counterclaim.

     5. Authorization for Wachovia DIP Financing and Related Security Arrangements.

          (a) The Debtors are hereby authorized and directed to do and perform all acts, to make, execute and deliver all instruments and documents, and to pay all fees, that may be reasonably required or necessary for the effective transition from the Existing DIP Facility to the proposed Wachovia DIP Financing pursuant to the Wachovia DIP Documents.

          (b) Upon entry of this Order, the Existing DIP Lenders shall be deemed irrevocably to have released their liens in connection with the Existing DIP Facility in respect of exactly $25 million/3 in cash (the "Wachovia DIP Facility Cash"), which may be pledged to Wachovia pursuant to the Wachovia DIP Documents; provided, however, all other priorities and liens on collateral (other than the Wachovia DIP Facility Cash) previously granted to the

--------
3 The Debtors and Wachovia acknowledge that as of the date of this Order, an amount of $25 million in cash is available to secure the Wachovia DIP Obligations, which permits Wachovia to issue letters of credit in an aggregate amount not to exceed $22.7 million. Wachovia may issue to the Debtors, without further order from the Court, additional letters of credit in an aggregate amount not to exceed $25 million at such time as additional cash becomes available (and such cash is provided to Wachovia as Wachovia Collateral in accordance with the Wachovia Security Agreement) to secure, free and clear of any liens, such additional letters of credit.

Existing DIP Lenders, and all Existing DIP Obligations owed by the Debtors shall remain in full force and effect until the Existing DIP Termination Date.

          (c) Wachovia shall (i) be granted such priority of claims and liens as provided by the Debtors pursuant to this Order and the Wachovia DIP Documents and (ii) subject to satisfaction of the conditions precedent to effectiveness in the Wachovia DIP Documents, issue the letters of credit pursuant to the Wachovia DIP Documents. JPMCB shall (i) be granted such priority of claims and liens as provided by the Debtors pursuant to this Order and the JPMCB Documents and (ii) subject to satisfaction of any conditions contained in the JPMCB Documents, provide Cash Management and Treasury Services pursuant to the JPMCB Documents.

          (d) Upon the occurrence of the Existing DIP Termination Date, all remaining liens in favor of the Existing DIP Lenders pursuant to the Existing DIP Credit Agreement on the assets of the Debtors (other than the $25 million in cash or cash equivalents held by JPMCB that constitutes JPMCB Collateral) shall be deemed to be released.

     6. Superpriority Claims. Pursuant to section 364(c)(1) of the Bankruptcy Code, all of the Debtors' obligations and indebtedness arising under, in respect of or in connection with (a) the Wachovia DIP Financing and the Wachovia DIP Documents (including, without limitation, all "Obligations" as defined in the Wachovia DIP Agreements) (collectively, the "Wachovia DIP Obligations"), (b) the Existing DIP Facility (including any remaining obligations owed to the Existing DIP Lenders and Existing DIP Agents after the Existing DIP Termination Date) and
(c) the Cash Management and Treasury Services and the JPMCB Master Agreement, and the Debtors' obligations in connection therewith (the "JPMCB Obligations") shall constitute obligations of the Debtors with priority over any and all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a) 507(b), 546(c) or 726 of the Bankruptcy Code (all such claims described in this paragraph 6, the "Superpriority Claims ").

     7. Wachovia DIP Liens and JPMCB Liens.

          (a) Liens on Cash Balances. As security for the Wachovia DIP Obligations, effective upon the date of this Order and without the necessity of the execution by the Debtors of security agreements or otherwise, pursuant to section 364(c)(2) of the Bankruptcy Code, Wachovia is hereby granted a perfected first priority senior security interest in and a lien upon cash in an amount equal to 110% of the face amount of each letter of credit in a separate deposit account as cash collateral for the obligations under each letter of credit issued under the Wachovia DIP Documents, and any investment of the funds contained therein (including any and all certificates of deposit held therein), and the proceeds thereof (all such property, the "Wachovia Collateral", and such security interests and liens, the "Wachovia DIP Liens"). As security for the JPMCB Obligations, effective upon the date of this Order and upon the release of liens on the Existing DIP Termination Date, without the necessity of the execution by the Debtors of security agreements or otherwise, pursuant to section 364(c)(2) of the Bankruptcy Code, JPMCB is hereby granted a perfected first priority senior security interest in and a lien upon cash (which shall not be the Wachovia DIP Facility Cash) in an amount equal to $25 million (which will be deposited in a separate cash collateral account as cash collateral for the JPMCB Obligations) and any investment of the funds contained therein (including any and all certificates of deposit and other cash equivalents held therein), and the proceeds thereof (all such property, the "JPMCB Collateral", and such security interests and liens, the "JPMCB Liens"). JPMCB is hereby authorized, without the need to seek any further relief from this Court, to apply any of the JPMCB Collateral to satisfy any of the JPMCB Obligations or any other obligations owed to JPMCB in respect of Cash Management and Treasury Services provided by JPMCB or any of its affiliates, whether such services are provided to a Debtor or any non-debtor affiliate of a Debtor.

          (b) Liens Senior to Certain Other Liens. The Wachovia DIP Liens and the JPMCB Liens shall not be subject or subordinate to (i) any lien or security interest that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or (ii) any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal, or other governmental unit, commission, board or court for any liability of the Debtors.

          (c) No Rights to Other Collateral. Wachovia shall not have any right to the benefit from any JPMCB Collateral or any JPMCB Liens, and JPMCB shall not have any right to the benefit from any Wachovia Collateral or any Wachovia Liens.

     8. Protection of Wachovia's and JPMCB's Rights.

          (a) Automatic Stay and Certain Remedies. The automatic stay provisions of section 362 of the Bankruptcy Code are vacated and modified to the extent necessary to permit Wachovia and JPMCB to exercise, upon any honor of a letter of credit (in the case of Wachovia) or upon the occurrence and during the continuance of an Event of Default under the Wachovia DIP Documents or the JPMCB Documents, as the case maybe, all rights and remedies against the Wachovia Collateral or the JPMCB Collateral provided for in the Wachovia DIP Documents or the JPMCB Documents (including, without limitation, the right to set off monies of the Debtors in accounts maintained with Wachovia or JPMCB), respectively. In any hearing regarding any exercise of remedies, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default under the Wachovia DIP Documents or the JPMCB Documents has occurred and is continuing or (in the case of Wachovia) whether any letter of credit has been honored, and the Debtors hereby waive their right to seek relief, including without limitation under section 105 of the Bankruptcy Code, to the extent such relief would in any way impair or restrict the rights and remedies of Wachovia or JPMCB set forth in this Order or the Wachovia DIP Documents or the JPMCB Documents, as the case may be. In no event shall Wachovia or JPMCB be subject to the equitable doctrine of "marshaling" or any similar doctrine with respect to the Wachovia Collateral or the JPMCB Collateral.

               (b) Limitation on Charging Expenses Against Collateral. No expenses of administration of the Cases or any future proceeding that may result therefrom (including liquidation in bankruptcy or other proceedings under the Bankruptcy Code), to the extent such expenses are incurred prior to repayment in full of all Wachovia DIP Obligations or JPMCB Obligations, shall be charged against or recovered from the Wachovia Collateral or JPMCB Collateral, as the case may be, pursuant to section 506(c) of the Bankruptcy Code or any similar principal of law, without the prior written consent of Wachovia or JPMCB, as the case may be, and no such consent shall be implied from any other action, inaction, or acquiescence by Wachovia or JPMCB.

     9. Perfection of DIP Liens. Neither Wachovia nor JPMCB shall be required to file or record financing statements, mortgages, notices of lien or similar instruments in any jurisdiction or take any other action in order to validate and perfect the Wachovia DIP Liens or the JPMCB Liens. If either Wachovia or JPMCB shall, in its sole discretion, choose to file such financing statements, notices of lien or similar instruments or otherwise confirm perfection of the Wachovia DIP Liens or the JPMCB Liens, such Liens shall be deemed perfected at the time and on the date of entry of this Order in the case of the Wachovia DIP Liens and the Interim Order approving the Existing DIP Facility in the case of the JPMCB Liens.

     10. Preservation of Rights Granted Under the Order.

          (a) No claim having a priority superior to or pari passu with those granted by this Order to Wachovia and JPMCB shall be granted while any portion of the Wachovia DIP Financing or any other Wachovia DIP Obligation (or any refinancing thereof) or any Cash Management or Treasury Services or JPMCB Obligation, remains outstanding, and the Wachovia DIP Liens and JPMCB Liens shall not be (i) subject or junior to any lien on or security interest in the Wachovia DIP Collateral or the JPMCB Collateral, as the case may be, that is avoided and preserved for the benefit of the Debtors' estates under section 551 of the Bankruptcy Code or (ii) subordinated to or made pari passu with any other lien or security interest under section 364(d) of the Bankruptcy Code or otherwise.

          (b) Unless all Wachovia DIP Obligations and JPMCB Obligations have been satisfied and the Wachovia DIP Agreement and JPMCB Master Agreement have terminated, the Debtors shall not seek, and it shall constitute an Event of Default if any of the Debtors seek, or if there is entered, an order dismissing any of the Cases. If an order dismissing any of the Cases under section 1112 of the Bankruptcy Code or otherwise is at any time entered, such order shall provide (in accordance with sections 105 and 349 of the Bankruptcy Code) that
(i) the superpriority claims, liens and security interests granted to Wachovia and JPMCB pursuant to this Order shall continue in full force and effect and shall maintain their priorities as provided in this Order until all Wachovia DIP Obligations and JPMCB Obligations shall have been paid and satisfied in full (and that such superpriority claims shall, notwithstanding such dismissal, remain binding on all parties in interest) and (ii) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, liens and security interests referred to in (i) above.

          (c) Pursuant to section 364(e) of the Bankruptcy Code, if any or all of the provisions of this Order are hereafter reversed, modified, vacated or stayed, such reversal, stay, modification or vacation shall not affect (i) the validity of any Wachovia DIP Obligation or JPMCB Obligation incurred by the Debtors to Wachovia or JPMCB, as the case may be, prior to written notice to Wachovia or JPMCB, as the case may be, of the effective date of such reversal, stay, modification or vacation or (ii) the validity, enforceability or priority of any Wachovia DIP Lien with respect to any Wachovia DIP Obligation or any JPMCB Lien with respect to any JPMCB Obligation. Notwithstanding any such reversal, stay, modification or vacation, any Wachovia DIP Obligation incurred by the Debtors to Wachovia, or any JPMCB Obligation incurred by the Debtors to JPMCB, in each case prior to the actual receipt of written notice by Wachovia or JPMCB, as the case may be, of the effective date of such reversal, stay, modification or vacation shall be governed in all respects by the original provisions of this Order, and Wachovia and JPMCB shall be entitled to all the rights, remedies, privileges and benefits granted in this Order and/or pursuant to the Wachovia DIP Agreements with respect to the Wachovia DIP Obligations and the JPMCB Documents with respect to the JPMCB Obligations.

          (d) The Wachovia DIP Obligations and JPMCB Obligations shall not be discharged by the entry of the order dated as of July 15, 2004 or any future order confirming a plan of reorganization (a "Plan") in any of the Cases (each, a "Confirmation Order") and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors have waived such discharge with respect to the Wachovia DIP Obligations and the JPMCB Obligations. Notwithstanding anything to the contrary in section 1141 of the Bankruptcy Code or in any Plan or Confirmation

Order, the claims and liens granted in favor of Wachovia and JPMCB in connection with the Wachovia DIP Financing and the JPMCB Documents pursuant to this Order shall survive the effectiveness of a Plan.

     11. Limitation on Use of Replacement Financing Proceeds and Collateral. Notwithstanding anything herein to the contrary, no letters of credit or Wachovia Collateral or JPMCB Collateral may be used to (a) object, contest or raise any defense to, the validity, perfection, priority, extent or enforceability of any amount due under the Wachovia DIP Documents or JPMCB Documents, or the liens granted under this Order, (b) assert any claims, counterclaims, defenses or causes of action against Wachovia, JPMCB or their affiliates with respect to or in connection with the Wachovia DIP Obligations or the JPMCB Obligations, (c) prevent, hinder or otherwise delay Wachovia's or JPMCB's assertion, enforcement or realization on the Wachovia Collateral by Wachovia or the JPMCB Collateral by JPMCB in accordance with the Wachovia DIP Documents or the JPMCB Documents, as the case may be, or this Order or (d) seek to modify any of the rights granted to Wachovia or JPMCB hereunder or under the Wachovia DIP Documents or JPMCB Documents, as the case may be, in each of the foregoing cases without such parties' prior written consent.

     12. Limitation of Offset Rights. To the extent that the Debtors or their non-debtor affiliates have any claims against Wachovia, JPMCB or any of their respective affiliates, no such claims may be offset against or be asserted as a non-payment of any amounts owed to Wachovia, JPMCB or their respective affiliates under the Wachovia DIP Documents or the JPMCB, as the case may be.

     13. Order Governs. In the event of any inconsistency between the provisions of this Order and of the Wachovia DIP Documents or the JPMCB Documents, the provisions of this Order shall govern.

     14. Successors and Assigns. The Wachovia DIP Documents or JPMCB Documents, as the case may be, and the provisions of this Order shall be binding upon each of Wachovia and JPMCB and its respective successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estate of any of the Debtors) and inure to the benefit of each of Wachovia and JPMCB and its respective successors and assigns.

     15. Additional Debtors. This Order is binding on all Debtors that filed Cases on or prior to the date of the Hearing. To the extent any affiliate of the Borrower files a chapter 11 petition subsequent to such date and becomes a Debtor in cases procedurally consolidated with the bankruptcy cases of the Debtors, twenty days after service of notice of this Order on the twenty largest creditors of such affiliates (with the filing of an objection within such twenty day period triggering a hearing), all provisions of this Order, including, without limitation, those pertaining to the Wachovia DIP Liens and the JPMCB Liens and the priority of the Wachovia DIP Obligations and the JPMCB Obligations, shall automatically and without further action of the Court become applicable to such affiliates and their pre- and post-petition property as a Debtor hereunder.

     16. [Objections. The Motion is hereby granted pursuant to the terms of this Order, and all Objections not withdrawn are hereby overruled.]



Dated:  August [__], 2004
        New York, New York


                                            ______________________________
                                            UNITED STATES BANKRUPTCY JUDGE